EXHIBIT 10.2

July 31, 2015

Mr. Fred Gehring
Willem Royaardsstraat 2
Amsterdam 1077 WR
The Netherlands

Dear Fred:
This letter agreement (this “Agreement”) memorializes our understanding regarding the terms and conditions of your continued employment with PVH B.V., a private limited liability company organized under the laws of the Netherlands (“PVH Europe” and, together with its affiliates, including, without limitation, its indirect parent corporation, PVH Corp. (“PVH”), the “Company”; the Company will refer to PVH Europe or PVH or PVH and its affiliates and subsidiaries, including PVH Europe, collectively, as the context may require). The effective date of this Agreement shall be August 1, 2015 (the “Effective Date”).

1.Employment Period. PVH Europe agrees to continue to employ you, and you agree to continue to be employed by PVH Europe, in accordance with the terms and conditions hereof. This Agreement will not constitute a guarantee of employment. Subject to Paragraph 9, each of the parties hereto acknowledges and agrees that either party may terminate your employment at any time, for any legal reason or no reason, by giving written notice to the other party, subject to a notice period of 45 days for you and 90 days for PVH Europe. This Agreement will automatically terminate upon the end of the month during which you reach the State pension age (AOW-gerechtigde leeftijd). The period commencing on the Effective Date and ending on the last day of the applicable notice period is hereinafter referred to as the “Employment Period.” This Agreement will terminate upon your termination of employment for any reason, except for the surviving provisions of this Agreement as described in Paragraph 18.

2.Position and Duties. During the Employment Period, you will serve as Vice Chairman, PVH Corp. (or such other titles(s) as may be mutually agreed upon), and will report to PVH’s Chief Executive Officer (“CEO”) and Board of Directors (the “Board”).

a.Discontinuation of Certain Roles and Duties. Effective as of the Effective Date:

i.	you will no longer hold the title of, and will no longer have duties or responsibilities with respect to your current role as, Executive Chairman, Tommy Hilfiger; and

ii.	you will no longer serve as a director of PVH or any of its subsidiaries.

Mr. Fred Gehring
July 31, 2015

In connection with the foregoing, you agree to provide a resignation from the Board and the board of directors of any of the Company’s subsidiaries and affiliates. Such resignations shall not trigger any rights to severance, acceleration of stock or other awards or any other compensation or rights arising out of or in connection with the termination of such roles.

b.Continuing Role and Duties. In your role as Vice Chairman, PVH Corp., you will serve as an advisor to PVH’s CEO and Board on matters related to PVH and its business and growth strategies, which, for the avoidance of doubt, may include matters relating to PVH’s Tommy Hilfiger business. Your working hours are expected to approximate, on average, 20% to 30% of full time employment. Each of the parties acknowledges and agrees that working hours will vary greatly from week to week and that there will be periods of time when working hours will be equivalent to full time employment and weeks when no services are performed. From and after the Effective Date, you may regulate your working hours and work location as you reasonably determine, so long as you continue to satisfy your responsibilities pursuant to this Agreement.

c.Other Roles. During the Employment Period, you will be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic and charitable boards and to manage your personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of the Board, with the performance of your duties for the Company and are otherwise consistent with the Company’s governance policies and do not violate applicable law, rule or regulation. Without limiting the generality of the foregoing, (A) you may continue to maintain a direct or indirect ownership interest in each of Pepe Holdings Ltd., TH Asia Limited, and Karl Lagerfeld B.V. (formerly known as Asian and Western Classics B.V.), including the right to increase your ownership interest in each such entity; and (B) you may purchase and maintain a direct or indirect ownership interest in Denham the Jeanmaker B.V. and may increase your ownership in such entity. Furthermore, you may continue your directorship in TH Asia Limited and Karl Lagerfeld B.V. and support Apax Partners L.P. and/or any of its affiliates in defining a new business strategy for Karl Lagerfeld B.V.; provided, however, that in all such cases, such directorship and support will not interfere with the performance of your duties hereunder in any significant manner and any services provided to any such entity will not directly conflict with, or bring such entity into direct competition with, any of the Company’s businesses. For the avoidance of doubt, you are not allowed to perform services for Pepe Holdings Ltd.

d.No Termination or Severance Under Prior Agreement. You acknowledge and agree that nothing herein constitutes the termination of your employment without “Cause” or permits you to terminate your employment for “Good Reason” under the Amended and Restated Employment Agreement, dated as of July 23, 2013, between PVH Europe and you, as amended through the date hereof (the “Prior Agreement”). You further acknowledge and agree that you are not entitled to any severance pay under the Prior Agreement or otherwise.

3.Base Salary. During the Employment Period, PVH Europe will pay you a salary at the annual rate of €500,000 gross (“Base Salary”), which amount includes holiday pay, payable in accordance with the normal payroll procedures of PVH Europe in effect from time to time.

Mr. Fred Gehring
July 31, 2015

4.Incentive and Bonus Compensation. You will be eligible to participate in the Company’s existing and future stock plans (collectively, “Stock Plans”), to the extent that you are qualified to participate in any such Stock Plan under the generally applicable provisions thereof in effect from time to time, but you acknowledge and agree that you will not participate in any other incentive compensation program of the Company. Nothing herein will be deemed to prohibit the Company or the Board from amending or terminating any and all Stock Plans in its sole and absolute discretion. Except as otherwise provided herein, the terms of each Stock Plan will govern your rights and obligations thereunder with respect to any award during your employment and upon the termination thereof.

a.    Equity Awards. In each fiscal year of PVH during the Employment Period, commencing with the 2016 fiscal year, you will be entitled to receive an award of restricted stock units having a grant date fair value (as determined in accordance with PVH’s standard practices) equal to €500,000. Each such award will be granted to you at the same time as annual grants are made to other executives of PVH and will vest on the first anniversary of the grant date, subject to your continued employment with the Company through such date. No such award shall be subject to accelerated vesting upon retirement. All other terms of such awards will be governed by the Stock Plans and the agreements and other documents pursuant to which the awards are granted.

b.    Special Cash Bonus. You will be entitled to receive a one-time special cash bonus of €3,000,000 gross, which will be paid to you in September 2015. Such bonus is being awarded to you (i) in recognition of your successful transition of the Company’s Tommy Hilfiger business to the Chief Executive Officer, Tommy Hilfiger, (ii) as compensation in advance and in lieu of any entitlements you may have to receive severance, including without limitation, transition compensation referred to in article 7:673 Dutch Civil Code and any other severance to be paid upon or in connection with a termination of your employment agreement under Dutch law, and (iii) your agreement hereby not to challenge any termination by the Company of your employment or to seek any compensation in connection therewith. You hereby agree that if you challenge any termination by the Company of your employment or seek any compensation in connection with any termination of employment, then the Company may demand, and you shall return to the Company within 30 days of such demand, an amount equal to €1,000,000 gross.

c.    Pro-Ration of 2015 Fiscal Year Bonus. You acknowledge and agree that you will not participate in the Company’s bonus plans for periods subsequent to the Effective Date. As a result thereof, should either bonus award made to you in respect of PVH’s 2015 fiscal year become payable, your payout will be determined by multiplying the amount of the bonus payable to you by a fraction, the numerator of which is equal to the number of days in PVH’s 2015 fiscal year that occur prior to the Effective Date and the denominator of which is 365.

d.    Partial Forfeiture of GRIP II Award. You acknowledge and agree that you will forfeit 25% of the value of the Growth and Retention Incentive Plan II performance share unit award granted to you on May 6, 2013 (the “GRIP II Award”), representing the

Mr. Fred Gehring
July 31, 2015

remaining portion of the GRIP II performance cycle subsequent to the Effective Date. The GRIP II Award will remain outstanding subject to the same terms and conditions in effect as of the Effective Date, except that in event of a payout of any portion of the award, such payout will be reduced by 25%.

5.Benefits.

a.    Continuation of Benefits. You will be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that you are qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time and subject to applicable law, it being acknowledged that by virtue of your residence and principal workplace being in Amsterdam, the Netherlands, as well as the continuation of your participation in certain plans that were in effect for you and/or the employees of PVH Europe prior to the effective date of the Prior Agreement, that there may be differences in the employee benefit and insurance plans provided to you and PVH’s executives in the United States. Nothing herein will be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan will govern your rights and obligations thereunder during your employment and upon the termination thereof. Without limiting the generality of the foregoing, the parties acknowledge and agree as follows:

i.
You will continue to participate in the collective pension scheme of PVH Europe, as amended on January 1, 2015. According to the pension scheme, your pensionable basis (‘pensioengevend salaris’) is equal to €100,000 gross as of the Effective Date. During the Employment Period, you will be entitled to receive an additional amount of compensation each month, as determined by PVH Europe, based on the difference between the amount that PVH Europe would have contributed to the pension scheme on your behalf pursuant to Dutch pension law in effect on December 31, 2014, and the amount that PVH Europe will contribute to the pension scheme on your behalf pursuant to Dutch pension law as currently in effect. This additional amount of monthly compensation will be phased out over five years in accordance with a schedule to be determined by PVH Europe. You will be entitled to receive this additional amount of monthly compensation until the earlier of (a) January 1, 2020 and (b) the date of your termination of employment for any reason.

ii.
The Company will continue to procure at its cost accident, death and disability, and director and officer liability insurance coverage consistent with that previously provided in connection with your employment and services as an officer and director of PVH or certain of its subsidiaries. It is acknowledged and agreed that such insurance may be provided through group policies covering other executives, employees or directors of the Company.

Mr. Fred Gehring
July 31, 2015

6.Vacation. You hereby acknowledge and agree that included in your non-working days each calendar year during the Employment Period are the minimum number of paid vacation days that you are entitled to receive each calendar year under Dutch law.  You may determine which non-working days are used for vacation, subject to you (a) taking into account the Company’s interests and your duties hereunder when scheduling vacation and other personal activities and (b) consulting with PVH’s Chief Executive Officer prior to making arrangements that will result in your unavailability at any critical period or for more than five consecutive business days.  You will use all reasonable efforts to ensure that you can be reached at all times during your vacation on reasonable notice.

7.Expenses. The Company will pay or reimburse you for reasonable expenses incurred or paid by you in the performance of your duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval.

8.Termination of Employment. If your employment with PVH Europe is terminated by either party for any reason, or if your employment is terminated due to your death during the Employment Period, the Company will have no further obligation to you hereunder except for the payment or provision to you (or your estate, if applicable) of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Paragraph 7, and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of PVH Europe or any affiliate thereof (other than any severance plan or policy) as to which you held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (collectively, the “Accrued Benefits”).

a.    Disability. Your employment will be terminable by PVH Europe, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if you become physically or mentally disabled, whether totally or partially, such that you are prevented from performing your usual duties and services hereunder during the 104-week period referred to in section 7:629 subsection 1 of the Dutch Civil Code (“Disability”). In the case of Disability, PVH Europe will continue to pay you 70% of the “maximum daily wage” under Dutch law (which is €3,032.05 gross per month as of the date hereof) during such 104-week period. You must strictly comply with the rules and guidelines which have been communicated to you by or on behalf of the Company. If your employment is terminated by PVH Europe due to your Disability if and when permitted by applicable law, PVH Europe will have no further obligation to you hereunder, except for the payment to you or your legal guardian or representative, as appropriate, of the Accrued Benefits.

9.Confidentiality. You recognize that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding acquisition and divestment strategies, business strategies, product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other

Mr. Fred Gehring
July 31, 2015

financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. You further agree that at any time during the Employment Period or thereafter you will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) (i) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to your violation of this Paragraph 9. You further agree that following the termination of the Employment Period for whatever reason, (A) the Company will keep all tangible property assigned to you or prepared by you and (B) you will not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).

10.Non-Competition. You acknowledge and recognize the highly competitive nature of the businesses of the Company, and, accordingly, agree that during the Restricted Period (as defined below), you will not, without the prior written consent of PVH, directly or indirectly, on your behalf or on behalf of any other individual, firm, corporation, association or other entity (each, a “Person”), as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in any Competitive Business Entity. “Competitive Business Entity” will mean any of the companies listed on Exhibit A and any of their respective controlled affiliates. Nothing herein will restrict you from owning, for personal investment purposes only, less than 2% of the voting stock or other securities of any publicly held Competitive Business Entity or 5% of the ownership interest in any non-publicly held Competitive Business Entity, if you have no other connection or relationship with the issuer of such securities. The “Restricted Period” for purposes of this Agreement will mean the period commencing on the Effective Date and ending on the first anniversary of your termination of employment with the Company for any reason.

11.Non-Solicitation. You agree that during the term of your employment with the Company and for a period ending on the date that is 18 months following the termination of your employment with the Company for any reason, you will not (i) hire or solicit to hire, whether on your own behalf or on behalf of any other Person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of your employment with the Company, or (ii) directly or indirectly, encourage or induce any employee of the Company to leave the Company's employ, except in the ordinary course of the Company's business. Notwithstanding the foregoing, if your employment continues after January 31, 2017, then your obligations under this provision shall continue during the remainder of the Employment Period and for a period ending on the date that is 12 months after the last day of the Employment Period.

Mr. Fred Gehring
July 31, 2015

12.Public Comment. During the Employment Period and at all times thereafter, you will not make any derogatory comment concerning the Company (including its brands, products and businesses) or any of its current or former directors, officers, stockholders or employees. Similarly, the then current (i) members of the Board and (ii) members of the Company’s senior management will not make any derogatory comment concerning you, and the Company will use reasonable efforts to ensure that the former (A) members of the Board and (B) members of the Company’s senior management do not make any derogatory comment concerning you.

13.Blue Penciling. It is expressly understood and agreed that although you and the Company consider the restrictions to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

14.Injunctive Relief. You acknowledge and agree that your covenants and obligations set forth in Paragraphs 9, 10, 11 and 12 relate to special, unique and extraordinary services rendered by you to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that the Company will be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

15.Penalty. If you are in breach of any of the covenants and obligations contained in Paragraphs 9, 10, 11 and 12, you will owe to the Company without any demand or other prior notice a non-recurrent penalty of €10,000, to be increased by a penalty of €1,000 for each day, including a portion of a day, that the breach continues. The Company will be entitled to the penalty without prejudice to any claim for performance of the covenants and obligations set out in Paragraphs 9, 10, 11 and 12. The Company will have the right to claim damages in addition to the aforementioned penalty.

16.Work for Hire. You agree that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which you may have access or that you may develop or conceive while employed by the Company will be considered works made for hire for the Company and prepared within the scope of employment and will belong exclusively to the Company. Any Proprietary Materials developed by you that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and you agree to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

Mr. Fred Gehring
July 31, 2015

17.Assignment and Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, you may not assign any of your rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

18.Survival. The provisions of Paragraphs 8 through 30 will survive any termination of this Agreement pursuant to Paragraphs 8 or 9.

19.Notices. Any notices to be given hereunder will be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

a.    If to you, addressed to you at the address then shown in you employment records.

b.    If to the Company at:

PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Chairman

With a copy to:

PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Executive Vice President, General Counsel

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

20.Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of The Netherlands, without regard to the principles thereof relating to the conflict of laws.

21.Consent to Jurisdiction. Any judicial proceeding brought against you with respect to this Agreement may be brought in any court of competent jurisdiction in Amsterdam, The

Mr. Fred Gehring
July 31, 2015

Netherlands and, by execution and delivery of this Agreement, you (i) accept, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and (ii) irrevocably waive any objection you may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

22.Severability. The invalidity of any one or more provisions of this Agreement or any part thereof will not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein will be held to be invalid, the Agreement will be reformed to make such provisions enforceable.

23.Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on you by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. Your or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right you or the Company may have hereunder will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

24.Indemnification. You will be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of your acting as Vice Chairman, PVH Corp. or an employee, officer or director of the Company to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that you are not entitled to indemnification, you will promptly return any advanced amounts to the Company.

25.Legal Fees. The Company agrees to reimburse you (within 10 days following the Company’s receipt of an invoice from you) to the fullest extent permitted by law, for all legal fees and expenses that you may reasonably incur as a result of any contest by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), provided that you prevail with respect to at least one substantive issue in dispute.

26.Construction. The paragraph headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

27.Withholding. Any payments provided for herein will be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

Mr. Fred Gehring
July 31, 2015

28.Section 409A of the Code. The following provisions of this Paragraph 28 will be applicable only if you are a taxpayer who is covered by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). To the extent applicable, the provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A. The time or schedule of a payment to which you are entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in your income as a result of the failure to comply with Section 409A. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision in this Agreement to the contrary, if you are a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of your “separation from service” (within the meaning of Section 409A), then with regard to any payment or benefit that is considered “deferred compensation” under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit will not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your separation from service. The first payment that can be made will include the cumulative amount of any amounts that could not be paid during such six-month period. In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to you prior to the first business day after the six-month anniversary of your separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to you and will be paid with the first payment after such six-month period. Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences will commence earlier in the event of your death prior to the end of the six-month period. Notwithstanding any provision in this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Section 409A, references to your “termination of employment” (and corollary terms) with the Company will be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1 (h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute “deferred compensation” for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions will be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within 30 days after termination of employment”), the actual date of payment within the specified period will be within the sole discretion of the Company.

Mr. Fred Gehring
July 31, 2015

Whenever payments under this Agreement are to be made in installments, each such installment will be deemed to be a separate payment for purposes of Section 409A.

29.Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Prior Agreement, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, excluding the Stock Plans or the plans referred to in Paragraph 5, as well as all other then-existing agreements and arrangements related to stock and stock options, the terms and conditions of which will not be affected hereby. This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns, provided that the Company will have the right to amend this Agreement unilaterally within the scope of section 7:613 of the Dutch Civil Code. You acknowledge that you are entering into this Agreement of your own free will and accord with no duress, that you have been provided with the opportunity to consult with legal counsel and other advisors, and that you have read this Agreement and understand it and its legal consequences.

30.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Please acknowledge your understanding of and agreement to the foregoing by signing this Agreement in the space provided below.

Sincerely,

PVH B.V.

By
Name:
Title:

By
Name:
Title:

ACKNOWLEDGED AND AGREED:

Fred Gehring

Mr. Fred Gehring
July 31, 2015

EXHIBIT A

Competitive Business Entities

VF Corporation
Polo Ralph Lauren
Liz Claiborne
Jones Apparel
Perry Ellis
Oxford
Kenneth Cole
Hugo Boss
Guess
DKNY- Donna Karan
Diesel
G-Star
Pepe Jeans
Gant
Lacoste
J Brand
Scotch & Soda